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                                                                    EXHIBIT 12.2

                          HOSPITALITY PROPERTIES TRUST
    COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
                                  DISTRIBUTIONS
                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)

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
                                                                              Year Ended December 31,
                                                     ------------------------------------------------------------------------
                                                         2002           2001           2000           1999           1998
                                                     ------------   ------------   ------------   ------------   ------------
Income Before Extraordinary Item                     $    143,802   $    131,956   $    126,271   $    111,929   $     87,982
Fixed Charges                                              42,424         41,312         37,682         37,352         21,751
                                                     ------------   ------------   ------------   ------------   ------------
Adjusted Earnings                                    $    186,226   $    173,268   $    163,953   $    149,281   $    109,733

Fixed Charges and Preferred Distributions:
    Interest on indebtedness and amortization of
    deferred finance costs                           $     42,424   $     41,312   $     37,682   $     37,352   $     21,751
    Preferred distributions                                 7,572          7,125          7,125          5,106
                                                     ------------   ------------   ------------   ------------   ------------
Total Combined Fixed Charges And Preferred
    Distributions                                    $     49,996   $     48,437   $     44,807   $     42,458   $     21,751

Ratio of Earnings to Combined Fixed Charges and
    Preferred Distributions                                  3.72x          3.58x          3.66x          3.52x          5.04x
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